Exhibit 15.1

April 30, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F of Form 20-F, as part of the Annual Report on 20-F of D-MARKET Elektronik Hizmetler ve Ticaret A.Ş. dated April 30 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PwC Bağımsız Denetim ve

Serbest Muhasebeci Mali Müşavirlik A.Ş.

/s/ Mehmet Cenk Uslu

Partner

Istanbul, Turkey

April 30, 2026

Copy of 16.F Change in Registrant’s Certifying Accountant

On November 20, 2025, the Audit Committee approved the appointment of Deloitte LLP as the Company’s independent registered public accounting firm based in Kazakhstan for the fiscal year ended December 31, 2025. Deloitte’s appointment as our independent registered public accounting firm was effective as of that date. PwC was dismissed on September 15, 2025, the date of the Company’s 2025 annual general assembly and conclusion of PwC’s responsibilities relating to the audit of the consolidated financial statements for the fiscal year ended December 31, 2024. The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2024, and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period from January 1, 2025 through September 15, 2025, there were (i) no disagreements with PwC, as that term is used in Item 16F(a)(1)(iv) of Form 20-F and defined in Instruction 4 to Item 16F over any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years; and (ii) there were no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F, other than:

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in 2023, we identified two material weaknesses in our internal controls over financial reporting related to the design and operating effectiveness of ITGCs for information systems with respect to certain IT applications and IT databases that are relevant to the preparation of our consolidated financial statements, and deficiencies in the control environment, information and communication, monitoring and control activities components of the COSO Framework that constitute material weaknesses, either individually or in the aggregate; and

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in 2024, as part of management’s assessment of its internal control over financial reporting for the fiscal year ended December 31, 2024, our management concluded that the material weaknesses identified in 2023 had not yet been remediated as of December 31, 2024.

During the Company’s two fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through September 15, 2025, neither the Company nor anyone acting on the Company’s behalf consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company, and neither a written report was provided to the Company or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F of Form 20-F, or a “reportable event,” as that term is described in Item 16F(a)(1)(v) of Form 20-F, including the matters described above.